Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R.D. Leslie
Vice President/Treasurer
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES ELECTS SUZANNE V. BAER TO ITS

BOARD OF DIRECTORS

LUFKIN, Texas (Aug. 4, 2005) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced the election of Suzanne V. Baer to its Board of Directors. Ms. Baer brings significant financial, treasury and investor relations experience to Lufkin. Most recently, she served as Executive Vice President and Chief Financial Officer of Energy Partners, Ltd., an independent oil and natural gas exploration and production company. Previously, Ms. Baer spent nearly twenty years with Burlington Resources, Inc. and Louisiana Land & Exploration Company (“LL&E”). During her tenure, she served as Vice President and Treasurer as well as Director of Investor Relations of LL&E. Following Burlington Resources, Inc.’s 1997 acquisition of LL&E, Ms. Baer served as Vice President & Treasurer of Burlington Resources, Inc. Ms. Baer also serves as a Director of The Offshore Drilling Company (“TODCO”).

“Suzanne built an outstanding reputation throughout her successful career in the oil and gas industry,” remarked Douglas V. Smith, Lufkin’s President and Chief Executive Officer. “Given Lufkin’s extensive involvement in the energy business, we are confident that Suzanne’s perspective and expertise will be an asset to the Board.”

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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Lufkin Industries, Inc. • 601 South Raguet • Lufkin, Texas 75902 • (936) 634-2211